Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-109365, 333-115248, 333-142230 and 333-109310 on Form S-3 of our report dated August 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1(w)), relating to the consolidated financial statements of National Rural Utilities Cooperative Finance Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of National Rural Utilities Cooperative Finance Corporation and subsidiaries for the year ended May 31, 2007.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
August 27, 2007